Exhibit 10.3

December 29, 2025

[Name]

Dear [•],

As you know, Flushing Financial Corporation (“Flushing”) recently entered into an Agreement and Plan of Merger with OceanFirst Financial Corp. (“OceanFirst”), pursuant to which Flushing will merge with and into OceanFirst, with OceanFirst being the surviving corporation. The closing of the merger is expected to occur during 2026. In anticipation of the merger, the compensation committee and the board of directors of Flushing have authorized the accelerated payment to you of 85% of Flushing’s estimate of the annual bonus that you are expected to be entitled to for calendar year 2025 under the Flushing Financial Corporation Annual Incentive Plan for Executives and Senior Officers (the “AIP”).

Subject to your promptly signing and returning a copy of this letter agreement to Flushing, Flushing will pay you an amount equal to $[•] (the “Estimated Amount”), less required tax withholdings [and subject to applicable elective deferrals under the Supplemental Savings Incentive Plan], on or prior to December 31, 2025. As noted above, the Estimated Amount represents 85% of Flushing’s estimate of the annual bonus that you are expected to be entitled to for calendar year 2025 under the AIP. In the event, however, that Flushing subsequently determines that the applicable performance measures under the AIP for calendar 2025 have not been sufficiently achieved and the actual amount that you are entitled to under the AIP (the “Actual Amount”) is less than the Estimated Amount (the difference between the Estimated Amount and the Actual Amount, the “Shortfall Amount”), you shall repay to Flushing the Shortfall Amount (net of applicable Federal, state, and/or local income and employment taxes paid or payable by you less any amount of such taxes actually recovered by you) within sixty (60) days of the date that Flushing provides you with written communication of such repayment obligation. In addition, if your employment with Flushing and/or Flushing Bank, as applicable, terminates prior to the date that the bonus under the AIP for calendar year 2025 would have otherwise been paid to you under the terms of the AIP, then you shall repay to Flushing the entire Estimated Amount (net of applicable Federal, state, and/or local income and employment taxes paid or payable by you less any amount of such taxes actually recovered by you) within sixty (60) days of your termination of employment, to the extent that Flushing determines that you would not otherwise have been entitled to a bonus due to such termination of employment under the terms of the AIP as in effect on the date of this letter agreement.

If, however, Flushing subsequently determines that the Actual Amount of the bonus that you are entitled to under the AIP for calendar year 2025 is more than the Estimated Amount that was paid to you (the difference between the Actual Amount and the Estimated Amount, the “Top-Up Amount”), Flushing will pay you the Top-Up Amount, less required tax withholdings, at such time as the bonus under the AIP for calendar year 2025 would have otherwise been paid to you under the terms of the AIP, subject to and in accordance with the terms of the AIP.

Any amounts payable to you under the AIP (including without limitation the Estimated Amount), are subject to the applicable clawback and recoupment policies of Flushing as they may be in effect from time to time (including without limitation the Flushing Financial Corporation Incentive-Based Compensation Clawback Policy as it may be amended and/or restated from time to time).

This letter agreement may be amended only by an instrument in writing signed by the parties hereto. This letter agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the state of New York. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature page follows]

If this letter agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

FLUSHING FINANCIAL CORPORATION

By:
Name:
Title:

[Signature page to Bonus Pre-Payment Letter]

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Agreement:

Name: [•]

[Signature page to Bonus Pre-Payment Letter]